Issuer Free Writing Prospectus, dated March 12, 2018
Filed Pursuant to Rule 433
Registration Statement No. 333-219217
(Supplementing the Preliminary Prospectus Supplement
dated March 12, 2018 to the Prospectus dated July 10, 2017)

Campbell Soup Company

$500,000,000 Floating Rate Notes due 2020 (the "2020 Floating Rate Notes")
$400,000,000 Floating Rate Notes due 2021 (the "2021 Floating Rate Notes")
$650,000,000 3.300% Notes due 2021 (the "2021 Notes")
$1,200,000,000 3.650% Notes due 2023 (the "2023 Notes")
$850,000,000 3.950% Notes due 2025 (the "2025 Notes")
$1,000,000,000 4.150% Notes due 2028 (the "2028 Notes")
$700,000,000 4.800% Notes due 2048 (the "2048 Notes")

Pricing Term Sheet

March 12, 2018

The information in this pricing term sheet relates to the offering (the "Offering") of the Notes described above (the "Notes") of Campbell Soup Company (the "Issuer"), and should be read together with the preliminary prospectus supplement dated March 12, 2018 relating to the Offering and the accompanying prospectus dated July 10, 2017 included in the Issuer's Registration Statement on Form S‑3 (File No. 333-219217) (as supplemented by such preliminary prospectus supplement, the "Preliminary Prospectus").

The information in this pricing term sheet supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Terms used but not defined herein have the meanings given in the Preliminary Prospectus.

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Issuer:	Campbell Soup Company
Expected Ratings (Moody's / S&P)*:	Baa2 / BBB
Aggregate Principal Amount: Offering Format:	$5,300,000,000 SEC Registered
Security Type:	Senior Unsecured Notes
Trade Date:	March 12, 2018
Settlement Date:	March 16, 2018 (T+4)

Terms Applicable to the Floating Rate Notes

Principal Amount:	2020 Floating Rate Notes: $500,000,000 2021 Floating Rate Notes: $400,000,000
Maturity Date:	2020 Floating Rate Notes: March 16, 2020 2021 Floating Rate Notes: March 15, 2021
Interest Rate:	2020 Floating Rate Notes: 3-month U.S. dollar LIBOR plus 0.50% 2021 Floating Rate Notes: 3-month U.S. dollar LIBOR plus 0.63%
Spread to LIBOR:	2020 Floating Rate Notes: +50 bps 2021 Floating Rate Notes: +63 bps

Designated LIBOR Page:	Reuters page "LIBOR01" or, if the 3-month U.S. dollar LIBOR does not appear or is not available on such Reuters screen, Bloomberg L.P. page. "BBAM"
Initial Interest Rate:
2020 Floating Rate Notes: 3-month U.S. dollar LIBOR plus 0.50%, as determined on the second London banking day prior to March 16, 2018
2021 Floating Rate Notes: 3-month U.S. dollar LIBOR plus 0.63%, as determined on the second London banking day prior to March 16, 2018

Public Offering Price:	2020 Floating Rate Notes: 100.000% 2021 Floating Rate Notes: 100.000%
Interest Payment Dates:
2020 Floating Rate Notes: Quarterly in arrears on March 16, June 16, September 16 and December 16 of each year
2021 Floating Rate Notes: Quarterly in arrears on March 15, June 15, September 15 and December 15 of each year

First Interest Payment Date:	2020 Floating Rate Notes: June 16, 2018 2021 Floating Rate Notes: June 15, 2018
Interest Reset Dates:	2020 Floating Rate Notes: March 16, June 16, September 16 and December 16 of each year 2021 Floating Rate Notes: March 15, June 15, September 15 and December 15 of each year
Optional Redemption:	No optional redemption rights.
Special Mandatory Redemption:
At 101%, if the Issuer does not complete the Snyder's-Lance, Inc. ("Snyder's-Lance") acquisition on or before September 18, 2018, or if the Snyder's-Lance merger agreement is terminated prior to such date.

Change of Control Offer to Purchase:
If a Change of Control Triggering Event occurs, the Issuer will be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date.

Day Count Convention:	Actual / 360
CUSIP / ISIN:	2020 Floating Rate Notes: 134429 BB4 / US134429BB48 2021 Floating Rate Notes: 134429 BC2 / US134429BC21

Terms Applicable to the Fixed Rate Notes

Principal Amount:	2021 Notes: $650,000,000 2023 Notes: $1,200,000,000 2025 Notes: $850,000,000 2028 Notes: $1,000,000,000 2048 Notes: $700,000,000
Maturity Date:	2021 Notes: March 15, 2021 2023 Notes: March 15, 2023 2025 Notes: March 15, 2025 2028 Notes: March 15, 2028 2048 Notes: March 15, 2048

Interest Rate:	2021 Notes: 3.300% per year 2023 Notes: 3.650% per year 2025 Notes: 3.950% per year 2028 Notes: 4.150% per year 2048 Notes: 4.800% per year
Public Offering Price:	2021 Notes: 99.929% 2023 Notes: 99.851% 2025 Notes: 99.746% 2028 Notes: 99.887% 2048 Notes: 99.527%
Yield to Maturity:	2021 Notes: 3.325% 2023 Notes: 3.683% 2025 Notes: 3.992% 2028 Notes: 4.164% 2048 Notes: 4.830%
Spread to Benchmark Treasury:	2021 Notes: +90 bps 2023 Notes: +105 bps 2025 Notes: +120 bps 2028 Notes: +130 bps 2048 Notes: +170 bps
Benchmark Treasury:
2021 Notes: 2.250% due February 15, 2021
2023 Notes: 2.625% due February 28, 2023
2025 Notes: 2.750% due February 28, 2025
2028 Notes: 2.750% due February 15, 2028
2048 Notes: 2.750% due November 15, 2047

Benchmark Treasury Price and Yield:	2021 Notes: 99-16 ¼; 2.425% 2023 Notes: 99-30 ¾; 2.633% 2025 Notes: 99-23+; 2.792% 2028 Notes: 99-00+; 2.864% 2048 Notes: 92-22; 3.130%
Interest Payment Dates:	Semi-annually in arrears on March 15 and September 15 of each year
First Interest Payment Date:	September 15, 2018
Optional Redemption:
Make-whole Call:
2021 Notes: T+15 basis points at any time prior to March 15, 2021 (the maturity date of the 2021 Notes).
2023 Notes: T+20 basis points at any time prior to February 15, 2023 (one month prior to the maturity date of the 2023 Notes).
2025 Notes: T+20 basis points at any time prior to January 15, 2025 (two months prior to the maturity date of the 2025 Notes).
2028 Notes: T+20 basis points at any time prior to December 15, 2027 (three months prior to the maturity date of the 2028 Notes).
2048 Notes: T+30 basis points at any time prior to September 15, 2047 (six months prior to the maturity date of the 2048 Notes).

Par Call:
2021 Notes: No par call
2023 Notes: At any time on or after February 15, 2023 (one month prior to the maturity date of the 2023 Notes).
2025 Notes: At any time on or after January 15, 2025 (two months prior to the maturity date of the 2025 Notes).
2028 Notes: At any time on or after December 15, 2027 (three months prior to the maturity date of the 2028 Notes).
2048 Notes: At any time on or after September 15, 2047 (six months prior to the maturity date of the 2048 Notes).

Special Mandatory Redemption:	At 101%, if the Issuer does not complete the Snyder's-Lance acquisition on or before September 18, 2018, or if the Snyder's-Lance merger agreement is terminated prior to such date.
Change of Control Offer to Purchase:
If a Change of Control Triggering Event occurs, unless the Issuer has exercised its right of redemption, it will be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date.

Day Count Convention:	30/360
CUSIP / ISIN:	2021 Notes: 134429 BD0 / US134429BD04 2023 Notes: 134429 BE8 / US134429BE86 2025 Notes: 134429 BF5 / US134429BF51 2028 Notes: 134429 BG3 / US134429BG35 2048 Notes: 134429 BH1 / US134429BH18

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Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Barclays Capital Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp. Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:
BMO Capital Markets Corp.
MUFG Securities Americas Inc.
PNC Capital Markets, LLC
Rabo Securities USA, Inc.
RBC Capital Markets, LLC
SMBC Nikko Securities America, Inc.
The Williams Capital Group, L.P.
Wells Fargo Securities, LLC

______________________________________ *Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension revision or withdrawal at any time.
It is expected that delivery of the notes will be made against payment thereof on or about March 16, 2018, which will be the fourth business day following the date of the pricing of the notes (such settlement being referred to as "T+4"). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or on the next succeeding business day will be required, by virtue of the fact that the notes will initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

No PRIIPs KID - No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates.  Before you invest, you should read the preliminary prospectus and the accompanying prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll free at 1-800-831-9146 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

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